Exhibit 99.1

FOR IMMEDIATE RELEASE
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               COMMSCOPE COMPLETES $172.5 MILLION CONVERTIBLE
                        SUBORDINATED NOTE OFFERING

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     HICKORY, NC - DECEMBER 15, 1999 - CommScope, Inc. (NYSE: CTV)
announced today the completion of a $172.5 million convertible subordinated note offering, which included the full exercise of the initial purchasers' over-allotment option. The offering was made to qualified institutional investors pursuant to Rule 144A of the Securities Act of 1933. The 4% convertible subordinated notes are due in 2006. The notes will be convertible into the Company's common stock at a conversion price of $48.19 per share, which is subject to adjustment. CommScope may redeem some or all of the notes at any time on or after December 15, 2002 at specified redemption prices.

     CommScope estimates that the net proceeds after expenses from this offering will be approximately $167.1 million. Proceeds of the financing will be used to repay outstanding indebtedness under the Company's credit facility, for capital expenditures and for other general corporate purposes.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities were made only by means of a private offering memorandum. The securities are not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.



     Statements in this press release which are other than historical facts are intended to be "Forward Looking Statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. The cautionary statements contained in
Exhibit 99 to CommScope's Form 10-Q for the quarter ended September 30, 1999 are incorporated herein by reference.

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For more information contact:
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Phil Armstrong
Vice President, Investor Relations
(828) 323-4848